Exhibit 4.24

English Translation for Reference

Zhuhai Hengqin New Area Administrative Committee

Vimicro Corporation

Cooperation Agreement

May 2014

Party A: Zhuhai Hengqin New Area Administrative Committee

Director: Niu Jing

Address: No. 41, Dezheng Street, Hengqin New Area, Zhuhai City

Party B: Vimicro Corporation

Legal Representative: Zhonghan (John) Deng

Address: 16/F, Shining Tower, No.35, Xueyuan Road, Haidian District, Beijing

In accordance with the “Strategic Cooperation Framework Agreement on the Project of ‘Industrialization Development and Application of Chip System of Starlight China Chip Internet of Things Project-SVAC National Standardized Internet of Things for Security Surveillance’” (the “Strategic Cooperation Framework Agreement”) entered into by and between The Economic & Information Commission of Guangdong Province and Vimicro Corporation in Guangzhou on February 27th, 2014, Vimicro Corporation decides to place the project of “Industrialization Development and Application of Chip System of Starlight China Chip Internet of Things Project-SVAC National Standardized Internet of Things for Security Surveillance” (the “Project”) in Hengqin of Zhuhai City. Through friendly consultation between the Zhuhai Municipal People’s Government and Vimicro Corporation, Zhuhai Hengqin New Area Administrative Committee and Vimicro Corporation sign this cooperation agreement to specify the implementation, construction and other matters about this Project.

I.	Principles of Cooperation

(I) The Parties cooperate with each other by complying with principles of “Giving full play to advantages, mutual promotion, long-term cooperation as well as mutual benefit and win-win”.

(II) The Parties’ cooperation project shall be in accordance with the “Overall Development Plan of Hengqin”, “Controlling Detailed Regulations of Hengqin New Area”, “Guiding Catalogue of Industrial Development in Hengqin New Area” and other plans.

(III) The Parties must, during the execution of this Agreement, comply with laws, regulations and policies of the People’s Republic of China, Guangdong Province, Zhuhai City and Hengqin.

II.	Contents of Cooperation

(I) Party B invests and constructs the project of “Industrialization Development and Application of Chip System of Starlight China Chip Internet of Things Project-SVAC National Standardized Internet of Things for Security Surveillance” in Hengqin New Area, and sets up a regional headquarters in Southern China.

1. Main contents of the Project include but not limited to: setting up “Chip R & D Center of Internet of Things for Security Surveillance”, “System R & D Center of Internet of Things for Security Surveillance” and “Guangdong Provincial Research Institute of State Key Laboratory of Digital Multimedia Chip Technology” in a way of combined construction, R & D, achievements and application. Party B shall form R & D system for chips, system and underlying core technology for internet of things for security surveillance, and produce more than three important R & D achievements and apply over 25 patents at home and abroad each year, with technology reaching international leading level, supporting the implementation and development of “Starlight China Chip Internet of Things Project” in Guangdong Province.

2. Party B registers and sets up Vimicro Guangdong Corporation, and operates the project of “Industrialization Development and Application of Chip System of Starlight China Chip Internet of Things Project-SVAC National Standardized Internet of Things for Security Surveillance” to carry out contents of the Project; Vimicro Guangdong Corporation, as Vimico’s regional headquarters in Southern China, whose business of geographical scope includes but not limited to Guangdong Province, Guangxi Province, Hainan Province and Macau, and carries out business in Hong Kong and Taiwan hereto.

(II) Party B undertakes to invest a minimum of investment intensity for the Project in accordance with regulations of “Measures for Hengqin New Area Investment (Land) Project Access”, formulate implementation plan of project development and construction in accordance with the project planning, determinate annual investment arrangement, and promote the construction of the project by strictly complying with annual investment plan. The total amount of investment the Project is RMB 1.6 billion, among which Party B and Vimicro Guangdong Corporation shall self-raise and invest RMB 1.3 billion (including RMB 1.15 billion in capital and RMB 0.15 billion in core technology of intellectual property rights including patents), and invest core talent team and business channels. During the implementation of the Project, Party B and Vimicro Guangdong Corporation will invest and introduce a series of special talent including one academician, four winners of the first prize of National Science and Technology Advancement Award, two of 1000 Talent Plan (the Recruitment Program of Global Experts), three leaders of National Science and Technology Major Project of China, three chief scientists and project leaders of 973 Program (National Program on Key Basic Research Project of China) and three main players formulating SVAC national standard, etc.

(III) Party B undertakes that implementation schedule of the pilot demonstration project of SVAC national standard in Hengqin shall be made by 2014, 2016 and 2017 as the major time schedules.

(IV) Party B undertakes, within three months upon the signing of this Agreement, to set up the regional headquarters in Southern China in Hengqin New Area to pool resources and carry out business in Hengqin New Area. It shall begin to have revenues and pay taxes in 2014 and gain at least 20% annual growth before 2020.

(V) Party A will assist Party B in applying for pilot demonstration project of SVAC national standard Party B invest and implement in Hengqin New Area, to which relevant projects in Hengqin New Area in the future will give priority to use technology and equipment of Vimicro, and actively support and participate in the major program of making Guangdong a pilot demonstration province of SVAC national standard in China.

(VI) Party A undertakes to create favorable investment environment in accordance with the “Overall Development Plan of Hengqin” and 12th Five-Year Plan, and will present full guidance, assistance and cooperation to the Project in aspects including land transfer, project approval, feasibility studies and environmental impact assessment, energy assessment, safety evaluation, business tax registration and approval of fire-fighting.

(VII) Party A undertakes that Party B, its partners and introduced companies that have registered in Hengqin New Area enjoy preferential policies the State and Guangdong Province endowed to Hengqin New Area, including personal income tax incentives for staff from Hong Kong and Macao and high-caliber talent working in Hengqin New Area.

III.	Cooperation Matters on Land and Construction

(I) Party A actively supports Party B in investing and constructing the project of “Industrialization Development and Application of Chip System of Starlight China Chip Internet of Things Project-SVAC National Standardized Internet of Things for Security Surveillance” in Hengqin New Area. The project site Party A recommended is a block locates between Zhongxin Street and Hong Kong-Macau Street in Hengqin New Area (Please see location of the block in Annex hereto), with a function of land use as “high-tech industry (R & D office) and staff living facilities (accommodation)”, and a planned land area of about 66,700 square meters, a plot ratio of 2.0 and total floorage of about 133,400 square meters, including 298 staff living facilities (accommodation) with each one not over 110 square meters (floorage) that can be separately divided into different units for Certificate of Real Estate Ownership. The staff living facilities (accommodation) shall be only available to staff of Vimicro, specific management measures shall be separately formulated by Party B. The land use planning index regulated in the Land Use Right Transfer Contract shall prevail.

(II) Party A will transfer the land in a way of public listing in accordance with relevant national regulations, and Party B undertakes that Vimicro Guangdong Corporation gains the land by participating in auction. Party A undertakes that the land price per floor area of the project land shall be RMB 1,200/ sq.m. ( consolidated price by total capacity of the construction area). Party B undertakes that Vimicro Guangdong Corporation participate in bidding with such price, and land listing time shall be consulted by and between the Parties separately.

(III) Party A provides the land according to the status quo of development and construction of Hengqin New Area. Party A undertakes to meet requirements of water and power supply for the construction of the project site before the construction of the Project, and complete construction of civil supporting facilities including road, water (water supply, rainwater and sewage), power, electricity and gas to the red line of the Project land before completion of this Project (the “Contract for State-Owned Construction Land Use Right Assignment of Zhuhai City” shall prevail).

(IV) Hengqin New Area implements a system of “performance bond for land assignment”. Upon successful biding of the project land, Party B transfers land bidding bond totaling 30% of the initial total land price paid by Party B to “performance bond for land assignment”, among which 10% shall be paid in capital and 20% in performance bond. Party A shall return performance bond for land assignment to Party B in the following ways: Party A will return 30% of performance bond for land assignment to Party B in case that Party B gains builder’s license for pile foundation project and begins to construct at agreed time; Party A will return 50% of performance bond for land assignment to Party B in case that Party B gains builder’s license for main structure and begins to construct at agreed time and reaches a building elevation over ±0.00; Party A will return 20% of performance bond for land assignment to Party B in case that Party B complete all single buildings at agreed time.

(V) Party B, upon the signing of this Agreement, shall immediately entrust professional institute to compile project planning in accordance with construction requirements of the Project, which shall be in accordance with requirements of plans including the “Overall Development Plan of Hengqin” and “Control Detailed Regulations of Hengqin New Area”, and the site plan of the Project shall be submitted to relevant agency for approval and be implemented upon such approval. The design of space, building environment and forms within the block shall be in accordance with planning requirements including “Hengqin New Area Urban Design Guidelines”.

(VI) Party B, during the construction of the Project, shall actively cooperate with Party A on registration of an institution in Hengqin New Area with legal person status and independent accounting for construction companies not registered in Hengqin New Area, and ensure that units participating in construction will include construction output of the Project into the GDP statistics of Hengqin by taking effective measures.

(VII) Party B, within 12 months after the singing date of “Contract for State-Owned Construction Land Use Right Assignment of Zhuhai City” (the “Contract for Land Assignment”), shall officially start construction (Party A must assist Party B in completing all formalities to start construction); reach a building elevation over ±0.00 within 24 months after the signing date of the Contract for Land Assignment; complete the main structure within 33 months after the signing date of the Contract for Land Assignment; and compete the construction within 48 months after the signing date of the Contract for Land Assignment. In case delay of the progress due to approval of relevant government departments or Party A’s late performance of obligations hereby (including delay of land delivery time and delay of supporting facilities beyond the red line), the above-mentioned official start time and construction progress may be extended accordingly.

The “official start” in this Agreement refers that the land project has gained pile foundation construction permit for the main structure and the pile foundation construction has been started to construct.

(VIII) Vimicro Guangdong Corporation, as Vimicro’s regional headquarters in Southern China, implements economic projects of the headquarters in accordance with “Disposal and Approval Measures for Limiting Sales of Property on the Land Project in Hengqin New Area”, with 70% non-residential property limiting sale (does not affect the financing), among which 50% is held by the company won the bidding (registered in Hengqin) who can apply for approval for sales after five years upon acceptance of the Project; other 20% property can be sold to related units (including parent company of the company won the bidding, subsidiaries, shareholders’ companies and highly associated companies).

IV.	Support from Zhuhai Municipal People’s Government and Zhuhai Hengqin New Area Administrative Committee

(I) Zhuhai Municipal People’s Government actively supports Vimicro Corporation in setting down in Hengqin New Area and implementing Starlight China Chip Internet of Things Project.

1. In accordance with the financial funding of the Project specified in this “Strategic Cooperation Framework Agreement”, Zhuhai Municipal People’s Government agrees to allocate financial funds of RMB 60 million to the project of “Industrialization Development and Application of Chip System of Starlight China Chip Internet of Things Project-SVAC National Standardized Internet of Things for Security Surveillance” in Hengqin New Area.

2. Funds by installments are arranged as the following as agreed:

(1) Upon the first RMB 100 million to Zhuhai City by Department of Finance of Guangdong Province and the allocation procedures of the first supporting funds of RMB 20 million by Zhuhai Finance Bureau, Zhuhai Finance Bureau will allocate the first funds and supporting funds to Vimicro Guangdong Corporation in accordance with regulations;

(2) Upon the second RMB 100 million to Zhuhai City by Department of Finance of Guangdong Province and the allocation procedures of the second supporting funds of RMB 20 million by Zhuhai Finance Bureau, Zhuhai Finance Bureau will allocate the second funds and supporting funds to Vimicro Guangdong Corporation in accordance with regulations;

(3) Upon the third RMB 100 million to Zhuhai City by Department of Finance of Guangdong Province and the allocation procedures of the third supporting funds of RMB 20 million by Zhuhai Finance Bureau, Zhuhai Finance Bureau will allocate the third funds and supporting funds to Vimicro Guangdong Corporation in accordance with regulations;

3. Zhuhai Municipal People’s Government coordinates and arranges 10 talent apartments to address transition of high-caliber talent during the preparation period of the Project.

4. Zhuhai Municipal People’s Government actively participates in completion of the important task of making Guangdong a pilot demonstration province of SVAC national standard in China, and promotes application of SVAC national standard in Zhuhai City.

5. All competent departments at all levels of Zhuhai City intensively cooperate with “Vimicro Guangdong Corporation” in fields including security surveillance, intelligent transportation, emergency management, skynet project, safe city and smart city in Guangdong Province, actively deploy technology and products meeting with SVAC national standard in government projects, and accelerate the development of the industry of internet of things for security surveillance in Zhuhai supporting by the above-mentioned project.

6. Zhuhai Municipal People’s Government provides relevant preferential policies of attracting investment of Zhuhai City and the place where the project sets down for Vimicro Guangdong Corporation, projects the Company invested and talent introduced.

(II) Party A actively provides support including office and living facilities for the Project upon the establishment of Vimicro Guangdong Corporation

1. Party A shall first provide Vimicro Guangdong Corporation the premises about 2,500 square meters for R &D, manufacturing, operation office and demonstration house for the transition period; upon the signing date of the lease contract of the above-mentioned premises, Party A shall provide Vimicro Guangdong Corporation full rent subsidies for two years. Party B shall complete decorations and put it into use and for demonstration before November 2014.

2. Party A coordinates and arranges 10 talent apartments for the talent team of Vimicro Guangdong Corporation, as well as implementation of talent apartments and studios in the area to guarantee the launch and implementation of the Project. For the total 20 talent apartments coordinated and arranged by Zhuhai Municipal People’s Government and Party A, upon the signing date of such lease contract, Party A shall provide Vimicro Guangdong Corporation full rent subsidies for three years.

V.	Fund Supervision and Liabilities for Breach of Agreement

1. Party B undertakes use funds Zhuhai Finance Bureau allocated in accordance with regulatory requirements of Zhuhai Finance Bureau, earmarking the fund for its specified purpose only.

2. Zhuhai Science, Technology, Industry, Trade and Information Technology Bureau shall be entitled to supervise and check the use of allocated funds.

3. If, after this Agreement enters into force, due to Party B’s breach of this Agreement, Party A has the right to recover funds allocated by Zhuhai Finance Bureau.

VI.	Cooperation Mechanism

(I) Party A sets up a Project Promotion Leading Group and Party B sets up a Project Preparation Work Group to jointly be responsible for pushing forward daily coordination and the Parties’ cooperation and consultation work.

(II) The Parties shall sets up regular high-level communication mechanism between Hengqin New Area and Vimicro (Hengqin) to consult settlement of the major issues of cooperation.

VII.	Confidentiality Clause

(I) The Parties shall keep the other Party’s materials gained upon the signing and execution of this Agreement and in secret. Without the need of performing this Agreement or either Party’s consent, the Parties shall not directly or indirectly disclose such information to any third party.

(II) The Parties agree to take all reasonable efforts to prevent any related staff or other staff from illegally use or disclose any confidential information and materials.

VIII.	Supplementary Clauses

(I) This Agreement shall be served in six copies, with each Party holding three.

(II) This Agreement shall take effect upon the date signatures affixed and sealed by legal representatives or entrusted representatives of the Parties to express the Parties’ contents of cooperation and intents. Upon the signing of this Agreement, the Parties shall actively carry out relevant work and implement specific clauses.

(III) For matters not included herein, the Parties may consult with each other to sign a supplementary agreement, which shall have the same legal effect with this Agreement.

(IV) Within six months upon the signing date of this Agreement, if Party B fails to get the land, this Agreement will be automatically become invalid; if Party B gets the land, the Parties shall continue to perform this Agreement.

(This page shall be the Signature Page.)

Party A: Zhuhai Hengqin New Area Administrative Committee (Seal)

Representative: (Signature): [Chop affixed]

Date: May 29th, 2014

Party B: Vimicro Corporation (Seal)

Representative: (Signature): [Chop affixed]

Date: May 29th, 2014

Annex: Location of the Block

Projected site selection of the Project

Zhongxin Street

Hong Kong-Macau Street

Covering an area of about 100 mu

Function of land use: office , R & D and part living facilities